[CWAM LETTERHEAD]

May 1, 2015

Columbia Acorn Trust

227 W. Monroe Street

Suite 3000

Chicago, Illinois 60606

Wanger Advisors Trust

227 W. Monroe Street

Suite 3000

Chicago, Illinois 60606

Ladies and Gentlemen:

Columbia Wanger Asset Management, LLC (“CWAM”) hereby contractually undertakes, for the term specified below, with respect to the series of Columbia Acorn Trust designated Columbia Acorn Select (“Acorn Select”) and with respect to the series of Wanger Advisors Trust designated Wanger Select (“Wanger Select” and, together with Acorn Select, the “Funds”) to waive 20 basis points of each Fund’s advisory fee otherwise payable to CWAM under the applicable investment advisory agreement.

This undertaking will be in effect from May 1, 2015 through April 30, 2016, unless otherwise agreed to in writing by CWAM and a Fund. When determining whether a Fund’s total expenses exceed any applicable expense cap under another contractual or voluntary fee waiver or expense reimbursement arrangement between a Fund and CWAM, the Fund’s net advisory fee (that is, the advisory fee payable after application of the 20 basis points waiver established hereby) will be used to calculate the Fund’s total expenses.

CWAM acknowledges and agrees that it shall not be entitled to collect on or make a claim for waived fees that are the subject of this undertaking at any time in the future.

This undertaking shall be binding upon any successors and assignees of CWAM.

Signature page follows.

Very truly yours,

COLUMBIA WANGER ASSET MANAGEMENT, LLC

By:	/s/ P. Zachary Egan
P. Zachary Egan
President

Agreed and accepted by

COLUMBIA ACORN TRUST, on behalf of its series Columbia Acorn Select

WANGER ADVISORS TRUST, on behalf of its series Wanger Select

By:	/s/ Robert A. Mohn
Robert A. Mohn
Vice President

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